Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152-178; 333-115833; 333-89642 and 333-89640 on Form S-8 and Registration Statement Nos. 333-139908, 333-147877 and 333-148640 on Form S-3 of Temecula Valley Bancorp Inc. and Subsidiary of our report dated March 16, 2009 with respect to the consolidated financial statements of Temecula Valley Bancorp Inc. and Subsidiary, and the effectiveness of internal control over financial reporting, which report is incorporated by reference in this Annual Report on Form 10-K of Temecula Valley Bancorp Inc. for the year ended December 31, 2008.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

March 16, 2009